UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2015

Guaranty Bancorp

(Exact name of registrant as specified in its charter)

Delaware	000-51556	41-2150446
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1331 Seventeenth St., Suite 200 Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

(303) 675-1194
(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2015, the Company’s Board of Directors approved an amendment and restatement of the Company’s Change in Control Severance Plan (as amended and restated, the “Plan”).    The Plan provides severance to participants in the event of termination without cause or resignation for good reason within two years following a change in control.    In addition to making certain administrative changes, the amendment and restatement of the Plan eliminated the provisions of the Plan providing for the gross-up of excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition to eliminating the gross-up provisions, the amendment and restatement implemented a “best net method”.  Pursuant to the best net method, if an executive is subject to any excise tax pursuant to Section 4999 of the Code by virtue of severance payments that the executive is to receive under the Plan, the executive will only have his or her severance payments reduced if the reduction will leave the executive in a better after-tax position.  If the executive would be in a better after-tax position by receiving the full amount of his or her severance payment, the full amount will be paid to the executive but the executive will be solely responsible for the payment of any excise tax.

A description of amounts payable pursuant to the Plan is included in the Company’s 2015  Proxy Statement filed on March 27, 2015, although due to the removal of the Plan’s gross-up provisions, the potential excise tax gross-ups described would no longer be payable to the Company’s named executive officers.  In addition,  a copy of the Plan is filed as Exhibit 10.6 to this Current Report on Form 8-K, and each is hereby incorporated by reference.

Item 9.01       Financial Statements and Exhibits.

(d)   Exhibits.

2
Exhibit No.	Description
Exhibit 10.6	Guaranty Bancorp Amended and Restated Change in Control Severance Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARANTY BANCORP

By:	/s/ Christopher G. Treece
Name: Christopher G. Treece
Title: Executive Vice President, Chief Financial Officer and Secretary

Date:  May 19, 2015

INDEX TO EXHIBITS

Ebruary 5
Exhibit No.	Description
Exhibit 10.6	Guaranty Bancorp Amended and Restated Change in Control Severance Plan.